Exhibit J2
[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]
April 28, 2008
Board of Directors
Homestead Funds, Inc.
4301 Wilson Boulevard
Arlington, VA 22203
Re: Homestead Funds, Inc.
Directors:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the statement of additional information filed as a part of the post-effective amendment No. 37 to the Form N-1A registration statement for Homestead Funds, Inc. (File No. 33-35788). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely, SUTHERLAND ASBILL & BRENNAN LLP
By:	/s/ Bibb L. Strench
Bibb L. Strench